CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Westwood Salient Enhanced Midstream Income ETF and Westwood Salient Enhanced Energy Income ETF, each a series of Ultimus Managers Trust, under the headings “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

March 7, 2024